EXHIBIT 7

                                                                  EXECUTION COPY



================================================================================

                             STOCKHOLDERS' AGREEMENT

                                      AMONG

                          THE STOCKHOLDERS NAMED HEREIN

                                       AND

                       COMVEST INVESTMENT PARTNERS II LLC

                          DATED AS OF FEBRUARY 11, 2005




================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01. Certain Defined Terms...........................................1

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMVEST

SECTION 2.01. Due Organization and Authority..................................4
SECTION 2.02. No Conflict.....................................................4

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

SECTION 3.01. Organization and Authority......................................4
SECTION 3.02. No Conflict.....................................................4

                                   ARTICLE IV
                               TRANSFER OF SHARES

SECTION 4.01. Legends.........................................................5
SECTION 4.02. Certain Restrictions on Sale and Encumbrance....................5
SECTION 4.03. Improper Sale or Encumbrance....................................5
SECTION 4.04. Tag-Along Rights................................................6
SECTION 4.05. Transferees to Execute Agreement................................7

                                    ARTICLE V
                                  MISCELLANEOUS

SECTION 5.01. Notices.........................................................7
SECTION 5.02. Public Announcements............................................8
SECTION 5.03. Cumulative Remedies; Specific Performance.......................8
SECTION 5.04. Binding Effect; Successors in Interest..........................8
SECTION 5.05. Severability....................................................8
SECTION 5.06. Counterparts....................................................9
SECTION 5.07. Entire Agreement................................................9
SECTION 5.08. Governing Law; Submission to Jurisdiction.......................9
SECTION 5.09. Expenses........................................................9
SECTION 5.10. Amendments and Waivers; Assignment..............................9
SECTION 5.11. Headings.......................................................10
SECTION 5.12. Waiver of Jury Trial...........................................10

                             STOCKHOLDERS' AGREEMENT

                  This STOCKHOLDERS' AGREEMENT, dated as of February 11, 2005, is entered into among ComVest Investment Partners II LLC ("ComVest") and each Person (other than ComVest) who becomes a signatory hereto (such signatories, individually, a "Stockholder" and, collectively, the "Stockholders"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

                              W I T N E S S E T H:

                  WHEREAS, ComVest and CorVu Corporation (the "Company") are parties to a Securities Purchase Agreement, dated as of February 11, 2005 (the "Purchase Agreement"), pursuant to which ComVest purchased from the Company for an aggregate purchase price of Six Million Five Hundred Thousand Dollars ($6,500,000), in reliance upon an exemption from registration pursuant to
Section 4(2) of the Securities Act, (i) a senior secured note (the "Senior Secured Note") in an aggregate principal amount of $1,500,000, (ii) 22,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), of the Company for a purchase price of $3,300,000, (iii) 17,000 shares of convertible preferred stock, par value $100 per share (the "Series C Preferred Stock"), (iv) warrants (the "Preferred Warrant") to purchase 3,400,00 shares of Common Stock and (v) warrants (the "Protective Warrant" and, together with the Preferred Warrant, the "Warrants") to purchase 2,000,00 shares of Common Stock;

                  WHEREAS, the parties hereto desire to provide certain rights and obligations of the Stockholders and ComVest with respect to the Stock to be held by the Stockholders as hereinafter provided; and

                  NOW, THEREFORE, in consideration of the promises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   DEFINITIONS


                  SECTION 1.01 Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls , is Controlled by, or is under common Control with, such specified Person.

                  "Agreement" means this Stockholders' Agreement, dated as of February 11, 2005 and all amendments made hereto in accordance with the provisions hereof.

                  "Beneficial Owner," "Beneficially Own" or "Beneficially Owned" has the meaning given such term in Rule 13d-3 under the Exchange Act, provided that Beneficial Ownership under Rule 13d-3(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination.

                  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in the State of New York are authorized or required by law or executive order to close.

                  "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from any of Standard & Poor's Ratings Services, Moody's Investors Service, Inc. or Duff & Phelps Credit Rating Co. or (c) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.

                  "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

                  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Losses" means any claims, suits, judgments, losses, damages, fines, costs or expenses (including reasonable legal fees and expenses).

                  "Marketable Securities" means securities that are (a) (i) securities of or other interests in any Person that are traded on a United States national securities exchange or reported on by the National Association of Securities Dealers Automated Quotation System or (ii) debt securities on market terms of an issuer that has debt or equity securities that are so traded or so reported on and in which Marketable Securities a nationally recognized securities firm has agreed to make a market, and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or, if subject to such restrictions under the Securities Act, are also subject to registration rights reasonably acceptable to the Person receiving such Marketable Securities as consideration in a transaction pursuant to Article IV hereof.

                  "Permitted Transferee" means, with respect to a specified Stockholder, (i) a transferee by gift of Stock who is a member of the family of such Person, or any trust for the benefit of any such family member and (ii) a transferee of Stock who is a family member and receives such Stock by will or the laws of descent and distribution. For purposes of this definition, the word "family" shall include any spouse, lineal ancestor or descendant, brother or sister.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                  "Price Determination Date" means in connection with any Sale of Common Stock pursuant to Section 4.04 hereof, the date on which the Prospective Seller receives a Notice of Acceptance indicating ComVest's interest in participating such Sale.

                  "Sale" means, in respect of any Stock, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.

                  "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Third Party" means with respect to ComVest, any Person (other than ComVest or an Affiliate of ComVest), and with respect to any Stockholder, any other Person (other than a Permitted Transferee of such Stockholder, ComVest or any Affiliate of ComVest).

                  (b) The following terms have the meanings set forth in the section set forth opposite such term:

                                  TERM SECTION

                Common Stock                                      Recitals
                Company                                           Recitals
                Notice of Acceptance                              4.04(c)
                Offer                                             4.04(a)
                Offer Notice                                      4.04(a)
                Offer Period                                      4.04(c)
                Offer Price                                       4.04(a)
                Offered Shares                                    4.04(a)
                ComVest                                           Preamble
                Prospective Seller                                4.04(a)
                Prospective Transferee                            4.07
                Purchase Offer                                    4.06(a)
                Purchase Offer Notice                             4.06(b)
                Stockholder(s)                                    Preamble

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMVEST

                  ComVest represents and warrants to the Stockholders as follows:

                  SECTION 2.01. Due Organization and Authority. ComVest is a limited liability company duly organized, validly existing, in good standing and in active status under the laws of the State of Delaware. ComVest has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; and the execution, delivery and performance by ComVest of this Agreement have been duly authorized by all necessary action on the part of ComVest. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of ComVest, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, fraudulent conveyance, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  SECTION 2.02. No Conflict. The execution, delivery and performance of this Agreement by ComVest do not and will not (a) violate, conflict with or result in the breach of any provision of its certificate of incorporation or by-laws or any other document, agreement or instrument to which ComVest is subject or by which ComVest is bound, or (b) conflict with or violate any law, governmental order or governmental regulation applicable to it or any of its assets, properties or businesses.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

                  Each Stockholder severally, but not jointly, represents and warrants to ComVest and each other Stockholder as follows:

                  SECTION 3.01. Organization and Authority. Such Stockholder has the absolute and unrestricted right, power and authority to enter into and to perform his obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against him in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, fraudulent conveyance, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement by such Stockholder do not and will not conflict with or violate any law, governmental regulation or governmental order applicable to such Stockholder or any of his assets, properties or businesses or any other document, agreement or instrument to which such Stockholder is subject or by which such Stockholder is bound.

                                   ARTICLE IV
                               TRANSFER OF SHARES


                  SECTION 4.01. Legends. The Company shall affix to each certificate evidencing Common Stock issued to Stockholders a legend in substantially the following form:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS' AGREEMENT DATED AS OF FEBRUARY 11, 2005, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH."

                  SECTION 4.02. Certain Restrictions on Sale and Encumbrance. 1. Until such time as all of the Shares, Conversion Shares and Warrant Shares are fully registered and freely tradable as provided in the Registration Rights Agreement, no Stockholder shall, directly or indirectly (through the transfer of any securities of the Company of any Person that holds, or Controls any Person that holds, such securities of the Company or otherwise) make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any securities of the Company Beneficially Owned by such Stockholder, other than any Sale to a Permitted Transferee who shall agree in writing to be bound by the provisions of this Agreement, or any Sale in accordance with this Article IV.

                  (b) No Sale of Common Stock to a Permitted Transferee shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions of this Section 4.02. Each Stockholder shall remain responsible for the performance of this Agreement by each Permitted Transferee of such Stockholder to which Common Stock is transferred. If any Permitted Transferee to which any securities of the Company is transferred pursuant to Section 4.02(a) ceases to be a Permitted Transferee of the Stockholder from which or whom it acquired such securities of the Company pursuant to such provision, such Person shall reconvey such securities of the Company to such transferring Stockholder immediately before such Person ceases to be a Permitted Transferee of such transferring Stockholder so long as such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Stockholder as soon as practicable after the former Permitted Transferee receives notice thereof. For all purposes of this Agreement, a Permitted Transferee shall be obligated under this Agreement as if he, she or it were the transferring Stockholder.

                  SECTION 4.03. Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any securities of the Company shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company's stock records to such attempted Sale or Encumbrance. Furthermore, the Stockholder and the other parties engaging or attempting to engage in such Sale shall indemnify and hold harmless the Company and each of the

Stockholders from all Losses that such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers' fees and expenses) in enforcing the provisions of this Agreement.

                  SECTION 4.04. Tag-Along Rights. 1. If any Stockholder receives from or otherwise negotiates with a Third Party a bona fide offer (an "Offer") to purchase for cash, Cash Equivalents or Marketable Securities any Common Stock Beneficially Owned or held by such Stockholder, and such Stockholder intends to sell such Common Stock to such Third Party, such Stockholder (the "Prospective Seller") shall provide ComVest with written notice of such Offer (an "Offer Notice"). The Offer Notice shall identify the Third Party making the Offer, the number and type of shares of Common Stock covered by the Offer (the "Offered Shares"), the price per share of Common Stock at which a Sale is proposed to be made (the "Offer Price"), the form of consideration proposed to be paid and all other material terms and conditions of the Offer.

                  (b) If the Offer Price includes

                  (i) any Marketable Securities, the value of such securities shall be determined by calculating a volume-weighted average of the closing prices of such securities over the ten trading-day period ending on the Price Determination Date on the market with the largest trading volume in such securities; or

                  (ii) any Cash Equivalents, the value of such Cash Equivalents shall be determined by reference to the closing price thereof on the market with the largest trading volume in such securities on the Price Determination Date.

                  (c) ComVest shall have the right, but not the obligation, to include the shares of Common Stock owned by ComVest and its Affiliates, on a pro rata basis in any such Sale, on the same terms and conditions as set forth in the Offer Notice, pursuant to the procedure set forth hereunder, provided that such terms and conditions, including the price per Share, are identical to those set forth in the Offer. The Offer Notice shall state that ComVest and its Affiliates may participate in the Sale by delivering, within 10 Business Days of having received the Offer Notice (the "Offer Period"), a notice to the Prospective Seller stating that it intends to exercise its rights pursuant to this Section 4.04 and to sell its and its Affiliates' pro rata shares of Common Stock (the "Tag Along Shares") for the consideration, and on the terms and conditions, set forth in the Offer (the "Notice of Acceptance"). The Notice of Acceptance shall contain a specific provision entitling the Prospective Seller to conclude the Sale on behalf of ComVest and its Affiliates; provided, however, that such proxy will not entitle the Prospective Seller to conclude any agreement on behalf of ComVest and its Affiliates which differs from the consideration, terms and conditions described in the Offer Notice. If no Notice of Acceptance is received by the Prospective Seller within the Offer Period, or if the Notice of Acceptance does not fulfill all of the foregoing requirements, ComVest shall have waived its rights hereunder. If the Notice of Acceptance is received by the Prospective Seller within the Offer Period, then the Prospective Seller shall, for a period not to exceed 15 Business Days, seek to obtain from the third party an offer, for the consideration and on the same terms and conditions described in the Offer Notice, of its and its Affiliates' pro rata shares of Common Stock as well as all of the pro rata shares of Common Stock offered for sale by ComVest and its Affiliates (collectively, the "Total Shares").

In case the prospective third party refuses to purchase all of the Total Shares, then the Prospective Seller shall not be entitled to consummate a Sale of any shares of Common Stock to such third party.

                  (d) Anything in this Section 4.04 to the contrary notwithstanding, the provisions of this Section 4.04 shall not be applicable to any Sale to a Permitted Transferee.

                  SECTION 4.05. Transferees to Execute Agreement. Each Stockholder agrees that it will not, as long as such Stockholder or ComVest Beneficially Own any shares of Common Stock, directly or indirectly, make any Sale of, or create, incur or assume any Encumbrance with respect to, any shares of Common Stock Beneficially Owned by such Stockholder unless prior to the consummation of any such Sale or the creation, incurrence or assumption of such Encumbrance, the Person to whom such Sale is proposed to be made or the Person in whose favor such Encumbrance is proposed to be created, incurred or assumed (a "Prospective Transferee") (i) executes and delivers this Agreement to ComVest and each Stockholder, and (ii) unless such Prospective Transferee is a recognized institutional investor, delivers to ComVest an opinion of counsel, satisfactory in form and substance to ComVest, to the effect that the execution of this Agreement by such Prospective Transferee makes this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms. Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel referred to in clause (ii) of the preceding sentence, such Prospective Transferee shall be deemed a "Stockholder" for purposes of this Agreement and shall have the rights and be subject to the obligations of a Stockholder under this Agreement, in each case with respect to the Stock owned by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred or assumed.

                                   ARTICLE V
                                  MISCELLANEOUS


                  SECTION 5.01. Notices.

                  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

         if to ComVest or the Surviving Corporation:

                           ComVest Investment Partners II LLC
                           830 Third Avenue
                           New York, New York  10022
                           Attn:    Carl G. Kleidman
                           Phone: (212) 829-5800
                           Facsimile No:    (212) 829-5978

         with copy to (which copy shall not constitute notice):

                           Greenberg Traurig, LLP
                           200 Park Avenue
                           New York, NewYork  10166
                           Attn:    Alan Annex, Esq.
                           Phone:  (212) 801-9200
                           Facsimile No.:    (212) 801-6400

         if to a Stockholder:  At the address specified on the signature pages.

                  SECTION 5.02. Public Announcements. Except as required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

                  SECTION 5.03. Cumulative Remedies; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

                  SECTION 5.04. Binding Effect; Successors in Interest. (a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). No Stockholder shall, directly or indirectly, assign any rights or obligations hereunder to any Person except as expressly provided herein.

                  SECTION 5.05. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                  SECTION 5.06. Counterparts. This Agreement may be executed in several counterparts and by facsimile, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                  SECTION 5.07. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

                  SECTION 5.08 Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or Action, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or Action is improper or inconvenient venue for such Action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or Action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or Action to enforce any provisions of the Transaction Documents, then the prevailing party in such action or Action shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or Action.

                  SECTION 5.09. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  SECTION 5.10. Amendments and Waivers; Assignment. 1. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 5.11. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                  SECTION 5.12. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.12.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their respective duly authorized signatories, as of the date first above written.

                                    COMVEST INVESTMENT PARTNERS II LLC


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    STOCKHOLDERS:


Address:
                                    --------------------------------------------
                                            (Justin M. MacIntosh)
c/o CorVu Australasia Pty. Ltd.
Level 8, 821-843 Pacific Highway
Chatswood NSW  2067
Australia